Exhibit 99.1

              Gartner Reports Third Quarter 2003 Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 30, 2003--Gartner, Inc. (NYSE:IT) (NYSE:ITB), the world's leading technology research and advisory firm, today reported results for the third quarter and nine months ended September 30, 2003.
    Results for the recent quarter were in line with the Company's prior guidance:

    -- Total revenue was $197 million, an 11% decrease from the same period of 2002.

    -- Net income was $5 million, or $0.07 per diluted share on a GAAP and normalized basis. Net income for the year ago quarter was $16 million, or $0.15 per diluted share on a GAAP and normalized basis.

    -- Research contract value was $470 million, compared with $468 million in the June quarter. Client retention in Research reached 76%, a one-point increase from the same period of 2002. Wallet share, a measure of dollar retention in the Research business was 85%, compared with 80% in the same period last year.

    -- Consulting backlog was $93 million, an increase of $2 million over the second quarter.

    For the first nine months of 2003:

    -- Total revenue was $615 million, a decrease of 7% from the comparable 2002 period.

    -- Net income was $17 million, or $0.21 per diluted share, on a GAAP basis. For the same nine months of 2002, net income was $30 million, or $0.30 per diluted share on a GAAP basis.

    -- Normalized EPS was $0.21 and $0.39 per diluted share for the nine-month periods of 2003 and 2002, respectively. See
        "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    Michael Fleisher, Gartner's chairman and chief executive officer, stated, "In the third quarter, we began to see an increase in Research contract value and Consulting backlog, as well as strength in other key business measures such as client retention and wallet share. These are positive indications that we have begun to make inroads within our target companies through our sales channel strategy."
    Chris Lafond, executive vice president and chief financial officer, commented, "Our recent note conversion eliminated our debt, greatly strengthening our balance sheet. In addition our cash position has nearly doubled since December bolstering our financial flexibility."

    Business Segment Highlights

    Research revenue was $116 million for the 2003 third quarter, a 6% decrease from the same period of 2002. For the first nine months of 2003, Research revenue totaled $349 million, a decrease of 5% from the same period last year. Research contract value was $470 million at the quarter end, an increase of $2 million over the June quarter and the first sequential increase in contract value in two years. Client retention in Research improved one percentage point over the second quarter, to 76%. Wallet share, a measure of dollar retention in the Research business, improved two percentage points over the June quarter to 85%, and five percentage points over the same period last year.
    Consulting revenue was $63 million for the latest quarter, a decline of 21% from the comparable 2002 period. For the first nine months of 2003, Consulting revenue was $191 million, a 12% decrease from a year ago. The Consulting backlog was $93 million at September 30, 2003, versus $91 million at June 30, 2003.
    Events revenue was $16 million for the third quarter of 2003, rising 6% from a year ago, on the strength of three successful new events. There were three fewer events overall in the quarter compared with the prior year. For the first nine months of 2003, Events revenue totaled $65 million, an increase of 3% over the prior year period.
    Gartner's cash position increased to $207 million at September 30, 2003, compared with $110 million at December 31, 2002. The Company repurchased $9 million in common stock during the quarter and $32 million year to date. In October 2003 the Company completely eliminated its debt as a result of the conversion into common stock of Silver Lake Partners' convertible subordinated notes. The notes were converted into approximately 49.4 million shares of Gartner Class A common stock. The conversion will have no negative effect on reported diluted earnings per share, as the shares issued already had been factored into the Company's fully diluted EPS calculations.

    Management

    As previously announced, Maureen O'Connell, formerly executive vice president and chief financial and administrative officer, was named to the new position of president and chief operating officer, with responsibility for all business units, and sales and marketing functions. Chris Lafond succeeded Ms. O'Connell, as executive vice president and chief financial officer. Mr. Lafond has held positions of increasing responsibility in the finance organization since joining Gartner in 1995, most recently head of worldwide financial operations. Additionally, the Company announces that Robert Knapp, executive vice president and chief strategy officer, will be leaving the Company to pursue other opportunities, but will remain in place during a transition period.

    Business Outlook

    For the fourth quarter ending December 31, 2003, the Company is targeting:

    --  Total revenue of approximately $230 million to $241 million.

    -- Research revenue of approximately $112 million to $115 million.

    -- Consulting revenue of approximately $63 million to $68 million.

    --  Events revenue of approximately $52 million to $54 million.

    --  Other revenue of approximately $3 million to $4 million.

    -- GAAP and Normalized EPS of $0.16 to $0.20 per share on 129 million diluted shares. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    For the full year ending December 31, 2003, the Company is targeting:

    --  Total revenue of approximately $844 million to $855 million.

    -- Research revenue of approximately $461 million to $464 million.

    -- Consulting revenue of approximately $254 million to $259 million.

    --  Events revenue of approximately $117 million to $119 million.

    --  Other revenue of approximately $12 million to $13 million.

    -- GAAP and Normalized EPS of $0.37 to $0.41 per share on 129 million diluted shares. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    Conference Call Information

    The Company has scheduled a conference call at 10:00 a.m. ET on Thursday, October 30, 2003, to discuss the Company's financial results. The conference call will also be available via the Internet by accessing Gartner's Web site at www.gartner.com/investors. A replay of the webcast will be available following the call.

    About Gartner:

    Gartner, Inc. is a research and advisory firm that helps more than 10,000 clients leverage technology to achieve business success. Gartner's businesses are Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Conn., and has more than 3,800 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for calendar year 2002 totaled $888 million. For more information, visit www.gartner.com.

    Non-GAAP Financial Measures

    Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results and calculates earnings per share in a manner consistent with prior periods by including the effect of debt conversion. Normalized EPS is based on net income, excluding other charges, gains and losses on investments, and gains from the sale of businesses. Normalized EPS includes the effect of the convertible debt as if it had been converted as of the beginning of each period. This calculation reflects the expectation that the convertible debt will have a dilutive effect on EPS for the full year of 2003. (See "Supplemental Information" at the end of this release for a reconciliation of GAAP net income and EPS to normalized net income and EPS.)

    Safe Harbor Statement

    This press release contains statements regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services. All other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions, ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.


                            GARTNER, INC.
            Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share amounts)

                       Three Months Ended       Nine Months Ended
                         September 30,            September 30,
                          2003      2002           2003      2002
                      --------- ---------     ---------- ---------
 Revenues:
    Research          $115,830  $122,575  -6%  $349,347  $366,929  -5%
    Consulting          62,998    79,457 -21%   191,302   217,961 -12%
    Events              15,904    14,987   6%    64,705    62,525   3%
    Other                2,172     3,508 -38%     9,150    10,364 -12%
                      --------- ---------     ---------- ---------
 Total revenues        196,904   220,527 -11%   614,504   657,779  -7%
 Costs and expenses:
    Cost of services
     and product
      development       94,378    93,503   1%   300,151   287,889   4%
    Selling, general
     and
     administrative     79,169    85,745  -8%   243,403   256,189  -5%
    Depreciation         9,046    11,659 -22%    27,835    32,580 -15%
    Amortization of
     intangibles           320       499 -36%     1,063     1,447 -27%
    Other charges (1)        -         -          5,426    17,246 -69%
                      --------- ---------     ---------- ---------
 Total costs and
  expenses             182,913   191,406  -4%   577,878   595,351  -3%
                      --------- ---------     ---------- ---------
 Operating income       13,991    29,121 -52%    36,626    62,428 -41%
 Gain (loss) on
  investments (2)          102         5    F     5,624    (2,449)   F
 Interest (expense),
  net                   (5,774)   (5,318)  9%   (16,928)  (15,931)  6%
 Other (expense)
  income, net             (148)     (178)   F       348       258    F
                      --------- ---------     ---------- ---------
 Income before income
  taxes                  8,171    23,630 -65%    25,670    44,306 -42%
 Provision for income
  taxes                  2,697     8,034    F     8,854    14,771    F
                      --------- ---------     ---------- ---------
 Net income             $5,474   $15,596 -65%   $16,816   $29,535 -43%
                      ========= =========     ========== =========

 Basic income per
  common share           $0.07     $0.19 -63%     $0.21     $0.35 -40%
 Diluted income per
  common share           $0.07     $0.15 -53%     $0.21     $0.30 -30%

 Weighted average shares
  outstanding:
    Basic               78,026    82,130  -5%    79,251    83,487  -5%
    Diluted            128,934   129,210   0%   128,363   131,355  -2%

 SUPPLEMENTAL INFORMATION
 ------------------------
 Normalized EPS (3)      $0.07     $0.15 -53%     $0.21     $0.39 -46%

(1) Other charges for 2003 are for costs associated with a reduction in workforce. Other charges for 2002 include costs/losses associated with a reduction in facilities ($10.0 million), a reduction in workforce ($5.8 million), and the write-off of certain database related assets ($1.4 million).
(2) The 2003 gain from investments includes a $5.5 million insurance recovery relating to previous losses incurred associated with the sale of a business. The 2002 loss from investments includes a $2.5 million impairment charge on investments.
(3) Normalized net income and EPS is based on net income, excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.


                            GARTNER, INC.
                      Consolidated Balance Sheets
                            (in thousands)

                                            September    December
                                                30,         31,
                                               2003        2002
                                           ------------ ---------
                                            (unaudited)
 ASSETS
    Cash and cash equivalents                 $206,937  $109,657   89%
    Fees receivable, net                       221,347   283,068  -22%
    Deferred commissions                        23,267    25,016   -7%
    Prepaid expenses and other current
     assets                                     24,729    30,425  -19%
                                           ------------ ---------
 TOTAL CURRENT ASSETS                          476,280   448,166    6%

 Property & equipment, net                      61,451    71,006  -13%
 Goodwill & intangible assets, net             227,777   226,114    1%
 Other assets                                   71,850    71,018    1%
                                           ------------ ---------
 TOTAL ASSETS                                 $837,358  $816,304    3%
                                           ============ =========

 Liabilities and Stockholders' Deficit
    Accounts payable and accrued
     liabilities                              $134,556  $140,891   -4%
    Deferred revenues                          301,681   305,887   -1%
                                           ------------ ---------
 TOTAL CURRENT LIABILITIES                     436,237   446,778   -2%

 Other liabilities                              48,927    46,688    5%
 Convertible debt                              367,625   351,539    5%
                                           ------------ ---------
 TOTAL LIABILITIES                             852,789   845,005    1%

 Total Stockholders' Deficit                   (15,431)  (28,701) -46%
                                           ------------ ---------
 TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT    $837,358  $816,304    3%
                                           ============ =========




                            GARTNER, INC.
            Condensed Consolidated Statements of Cash Flows
                       (Unaudited, in thousands)

                                                     Nine Months Ended
                                                       September 30,
                                                      2003      2002
                                                   --------- ---------
 Operating activities:
 Net income                                         $16,816   $29,535
 Adjustments to reconcile net income to net cash
  provided by
   operating
    activities:
    Depreciation and amortization of intangibles     28,898    34,027
    Non-cash compensation                               758     2,420
    Tax benefit associated with employee exercise
     of stock options                                 1,423     1,778
    Deferred taxes                                       88     3,244
    (Gain) loss from investments and sales of
     assets, net                                     (5,624)    1,956
    Accretion of interest and amortization of debt
     issue costs                                     17,909    16,696
    Non-cash charges associated with impairment of
     long-lived assets                                    -     1,424
 Changes in assets and liabilities:
    Fees receivable, net                             68,646    56,434
    Deferred commissions                              2,249    13,986
    Prepaid expenses and other current assets         7,524    12,661
    Other assets                                     (2,014)    6,531
    Deferred revenues                               (11,964)  (27,576)
    Accounts payable and accrued liabilities         (8,781)   (8,443)
                                                   --------- ---------
 Cash provided by operating activities              115,928   144,673
                                                   --------- ---------

 Investing activities:
 Proceeds from insurance recovery                     5,464         -
 Purchases of businesses                                  -    (3,858)
 Proceeds from sale of assets                             -       239
 Investments                                         (1,507)   (1,508)
 Additions to property, equipment and leasehold
  improvements                                      (16,401)  (15,258)
                                                   --------- ---------
 Cash used in investing activities                  (12,444)  (20,385)
                                                   --------- ---------

 Financing activities:
 Proceeds from stock issued for stock plans          20,956    16,880
 Payments for debt issuance costs                      (570)     (238)
 Purchase of treasury stock                         (32,380)  (46,000)
                                                   --------- ---------
 Cash used in financing activities                  (11,994)  (29,358)
                                                   --------- ---------
 Net increase in cash and cash equivalents           91,490    94,930
 Effects of exchange rates on cash and cash
  equivalents                                         5,790     2,432
 Cash and cash equivalents, beginning of period     109,657    27,431
                                                   --------- ---------
 Cash and cash equivalents, end of period          $206,937  $124,793
                                                   ========= =========


SELECTED STATISTICAL DATA
(Dollars In thousands)
                                  September 30,     September 30,
                                           2003             2002
                                 ---------------   --------------
Research contract value                $469,605         $495,962
Consulting backlog                      $92,804         $107,647
Research client organizations             8,698            9,166


BUSINESS SEGMENT DATA
(Dollars in thousands)
                                        Direct      Gross     Contrib.
                              Revenue   Expense  Contribution  Margin
                             --------- --------- ------------ --------
Three Months Ended 9/30/03
Research                     $115,830   $42,500      $73,330       63%
Consulting                     62,998    41,318       21,680       34%
Events                         15,904    10,741        5,163       32%
Other                           2,172       797        1,375       63%
                             --------- --------- ------------
TOTAL                        $196,904   $95,356     $101,548       52%
                             ========= ========= ============

Three Months Ended 9/30/02
Research                     $122,575   $43,426      $79,149       65%
Consulting                     79,457    45,849       33,608       42%
Events                         14,987     8,479        6,508       43%
Other                           3,508       862        2,646       75%
                             --------- --------- ------------
TOTAL                        $220,527   $98,616     $121,911       55%
                             ========= ========= ============


Nine Months Ended 9/30/03
Research                     $349,347  $126,966     $222,381       64%
Consulting                    191,302   125,994       65,308       34%
Events                         64,705    40,610       24,095       37%
Other                           9,150     2,815        6,335       69%
                             --------- --------- ------------
TOTAL                        $614,504  $296,385     $318,119       52%
                             ========= ========= ============

Nine Months Ended 9/30/02
Research                     $366,929  $125,152     $241,777       66%
Consulting                    217,961   134,064       83,897       38%
Events                         62,525    34,046       28,479       46%
Other                          10,364     3,820        6,544       63%
                             --------- --------- ------------
TOTAL                        $657,779  $297,082     $360,697       55%
                             ========= ========= ============



SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to Normalized
(in thousands, except per share data)

                              Three Months Ended September 30,
                     -------------------------------------------------
                                2003                     2002
                     ------------------------ ------------------------
                      After-                   After-
                        Tax                      Tax
                      Income   Shares    EPS   Income   Shares    EPS
                     -------- -------- ------ -------- -------- ------
GAAP Basic EPS        $5,474   78,026  $0.07  $15,596   82,130  $0.19
Share equivalents
 from stock
  compensation shares      -    1,878  (0.00)       -      750  (0.00)
Convertible long-term
 debt                  3,341   49,030  (0.00)   3,149   46,330  (0.04)
                     -------- -------- ------ -------- -------- ------
GAAP Diluted EPS      $8,815  128,934  $0.07  $18,745  129,210  $0.15

(Gain) loss from
 investments             (68)       -  (0.00)      (3)       -  (0.00)
                     -------- -------- ------ -------- -------- ------
Normalized net income
 & EPS                $8,747  128,934  $0.07  $18,742  129,210  $0.15
                     ======== ======== ====== ======== ======== ======

                              Nine Months Ended September 30,
                     -------------------------------------------------
                                2003                     2002
                     ------------------------ ------------------------
                      After-                   After-
                       Tax                      Tax
                      Income   Shares    EPS   Income   Shares    EPS
                     -------- -------- ------ -------- -------- ------
GAAP Basic EPS       $16,816   79,251  $0.21  $29,535   83,487  $0.35
Share equivalents
 from stock
  compensation shares      -      797  (0.00)       -    2,215  (0.01)
Convertible long-term
 debt                  9,908   48,315  (0.00)   9,339   45,653  (0.04)
                     -------- -------- ------ -------- -------- ------
GAAP Diluted EPS     $26,724  128,363  $0.21  $38,874  131,355  $0.30

(Gain) loss from
 investments (1)      (3,386)       -  (0.03)   1,618        -   0.01
Other charges (2)      3,635        -   0.03   11,382        -   0.08
Gain from sale of
 assets (3)                -        -      -     (325)       -  (0.00)
                     -------- -------- ------ -------- -------- ------
Normalized net income
 and EPS             $26,973  128,363  $0.21  $51,549  131,355  $0.39
                     ======== ======== ====== ======== ======== ======

General Notes

  -- Normalized net income and EPS is based on net income, excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations.

  -- The normalized effective tax rate was 33% for 2003 periods and 34% for 2002 periods.

Footnotes

(1) The 2003 gain from investments includes a pre-tax $5.5 million insurance recovery relating to previous losses incurred associated with the sale of a business. The 2002 loss from investments includes a pre-tax $2.5 million impairment charge on investments.
(2) Other charges for 2003 are for costs associated with a reduction in workforce. Other charges for 2002 include pre-tax costs/losses associated with a reduction in facilities ($10.0 million), a reduction in workforce ($5.8 million), and the write-off of certain database related assets ($1.4 million).
(3) The 2002 gain from the sale of assets was caused by the sale of certain assets associated with a product line resulting in a $0.5 million pre-tax gain recorded in Other (expense) income, net during the first calendar quarter of 2002.


    CONTACT: Gartner, Inc.
             Investors:
             Heather McConnell, 203-316-6768
             heather.mcconnell@gartner.com
             www.gartner.com/investors
             or
             Media:
             Allison Haines, 203-316-6216
             allison.haines@gartner.com